Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS RECORD FIRST QUARTER RESULTS

First Quarter Year-over-year Highlights:

•	Net revenues increased 11.1% to $36.3 billion

•	Operating profit increased 5.3% to $2.1 billion

•	Adjusted EPS of $1.14, an increase of 12.2%; GAAP diluted EPS from continuing operations of $1.07

•	Generated free cash flow of approximately $1.6 billion; cash flow from operations of approximately $2.0 billion

2015 Guidance:

•	Full year Adjusted EPS narrowed to $5.08 to $5.19; GAAP diluted EPS from continuing operations narrowed to $4.80 to $4.91

•	Provided second quarter Adjusted EPS guidance of $1.17 to $1.20 and GAAP diluted EPS from continuing operations guidance of $1.10 to $1.13

•	Confirmed full year free cash flow of $5.9 to $6.2 billion; cash flow from operations of $7.6 to $7.9 billion

WOONSOCKET, RHODE ISLAND, May 1, 2015 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2015.

Revenues

Net revenues for the three months ended March 31, 2015, increased 11.1%, or $3.6 billion, to $36.3 billion compared to the three months ended March 31, 2014.

Revenues in the Pharmacy Services Segment increased 18.2%, or $3.7 billion, to $23.9 billion in the three months ended March 31, 2015. The increase was primarily driven by growth in specialty pharmacy and pharmacy network claims. Pharmacy network claims processed during the three months ended March 31, 2015, increased 11.0% to 230.8 million compared to 208.0 million in the prior year. The increase in the pharmacy network claim volume was primarily due to net new business as well as growth in Managed Medicaid and public exchanges. Mail choice claims processed during the three months ended March 31, 2015, increased 2.7% to 20.3 million, compared to 19.8 million in the prior year. The increase in mail choice claims was driven by specialty claim volume and increased claims associated with the continued adoption of our Maintenance Choice® offerings.

Revenues in the Retail Pharmacy Segment increased 2.9%, or $471 million, to $17.0 billion in the three months ended March 31, 2015. Same store sales increased 1.2% over the first quarter of last year, with pharmacy same store sales up 4.2% and front store same store sales down 6.1%. On a comparable basis, front store same store sales would have been approximately 800 basis points higher if tobacco and the estimated associated basket sales were excluded from the three months ended March 31, 2014. Front stores same store sales were impacted by softer customer traffic, partially offset by an increase in basket size. Pharmacy same store prescription volumes rose 5.1% on a 30-day equivalent basis, partially driven by strong seasonal volume. Pharmacy same store sales were negatively impacted by approximately 280 basis points from recent generic drug introductions and by approximately 190 basis points from the implementation of Specialty Connect®. The implementation of Specialty Connect had a greater effect on revenues than prescription volumes due to the higher dollar value of specialty products.

For the three months ended March 31, 2015, the generic dispensing rate increased approximately 150 basis points from the prior year in both segments, rising to to 83.5% in the Pharmacy Services Segment and 84.4% in the Retail Pharmacy Segment.

Net Income

Net income for the three months ended March 31, 2015, increased 8.1%, or $92 million, to $1.2 billion, compared with approximately $1.1 billion during the three months ended March 31, 2014. The Pharmacy Services and Retail Pharmacy segments both benefited from the impact of increased generic drugs dispensed. The Pharmacy Services Segment was positively impacted by growth in specialty pharmacy as well as favorable purchasing and rebate economics, partially offset by price compression. The Retail Pharmacy Segment was positively impacted by increased sales, an improved front store margin rate largely driven by the removal of tobacco products and favorable purchasing economics, partially offset by reimbursement pressure. Adjusted earnings per share (Adjusted EPS) for the three months ended March 31, 2015 and 2014, was $1.14 and $1.02, respectively, an increase of 12.2%. Adjusted EPS in the three months ended March 31, excludes $129 million and $131 million in 2015 and 2014, respectively, of intangible asset amortization related to acquisition activity. GAAP earnings per diluted share for the three months ended March 31, 2015 and 2014, was $1.07 and $0.95, respectively, an increase of 12.7%.

President and Chief Executive Officer Larry Merlo stated, “We delivered better-than-expected results this quarter, primarily driven by stronger-than-expected prescription volumes as well as favorable purchasing and rebate economics in the PBM.  Adjusted EPS increased 12.2%, to $1.14, five cents above the high end of our guidance range, with operating profit in the retail business in line with our expectations and operating profit in the PBM exceeding our expectations. We also generated approximately $1.6 billion in free cash flow, and we continued to return significant value to our shareholders through our disciplined capital allocation practices.”

Mr. Merlo continued, “We are already off to a solid start in the 2016 PBM selling season. Our integrated model allows us to provide differentiated products and services that generate savings for our clients while providing better health outcomes and convenience for patients. We remain very well positioned with our distinctive, channel-agnostic solutions, which are resonating strongly in the marketplace.”

Guidance

The Company raised the low end of its EPS guidance range for the full year 2015. The Company now expects to deliver Adjusted EPS of $5.08 to $5.19, up from $5.05 to $5.19, and GAAP diluted EPS from continuing operations of $4.80 to $4.91, up from $4.77 to $4.91 in 2015. The Company also continues to expect to deliver 2015 free cash flow of $5.9 billion to $6.2 billion, and 2015 cash flow from operations of $7.6 billion to $7.9 billion. The Company expects to deliver Adjusted EPS of $1.17 to $1.20 and GAAP diluted EPS from continuing operations of $1.10 to $1.13 in the second quarter of 2015.

Real Estate Program

During the three months ended March 31, 2015, the Company opened 38 new retail drugstores and closed 10 retail drugstores. In addition, the Company relocated 12 retail drugstores. As of March 31, 2015, the Company operated 8,006 locations in 47 states, the District of Columbia, Puerto Rico and Brazil. These locations included 7,850 retail drugstores, 17 onsite pharmacies, 24 retail specialty pharmacy stores, 11 specialty mail order pharmacies, four mail service dispensing pharmacies, and 86 branches for infusion and enteral services, including approximately 70 ambulatory infusion suites and six centers of excellence.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com/. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 7,800 retail drugstores, nearly 1,000 walk-in medical clinics, a leading pharmacy benefits manager with more than 70 million plan members, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable, effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled "Cautionary Statement Concerning Forward-Looking Statements" in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
 — Tables Follow —

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2015	2014

Net revenues	$36,332	$32,689
Cost of revenues	30,168	26,747
Gross profit	6,164	5,942
Operating expenses	4,032	3,918
Operating profit	2,132	2,024
Interest expense, net	134	158
Income before income tax provision	1,998	1,866
Income tax provision	777	737
Net income	$1,221	$1,129

Net income per share:
Basic	$1.08	$0.96
Diluted	$1.07	$0.95
Weighted average shares outstanding:
Basic	1,128	1,180
Diluted	1,136	1,190
Dividends declared per share	$0.350	$0.275

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
In millions, except per share amounts	2015	2014
Assets:
Cash and cash equivalents	$1,518	$2,481
Short-term investments	116	34
Accounts receivable, net	10,162	9,687
Inventories	12,231	11,930
Deferred income taxes	1,001	985
Other current assets	594	866
Total current assets	25,622	25,983
Property and equipment, net	8,871	8,843
Goodwill	28,123	28,142
Intangible assets, net	9,759	9,774
Other assets	1,555	1,510
Total assets	$73,930	$74,252

Liabilities:
Accounts payable	$6,431	$6,547
Claims and discounts payable	6,273	5,404
Accrued expenses	5,936	5,816
Short-term debt	500	685
Current portion of long-term debt	573	575
Total current liabilities	19,713	19,027
Long-term debt	11,689	11,695
Deferred income taxes	4,020	4,036
Other long-term liabilities	1,513	1,531
Commitments and contingencies	—	—

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,693 shares issued and 1,127 shares outstanding at March 31, 2015 and 1,691 shares issued and 1,140 shares
outstanding at December 31, 2014	17	17
Treasury stock, at cost: 565 shares at March 31, 2015 and 550 shares at December 31,
2014	(25,634)	(24,078)
Shares held in trust: 1 share at March 31, 2015 and December 31, 2014	(31)	(31)
Capital surplus	30,235	30,418
Retained earnings	32,667	31,849
Accumulated other comprehensive income (loss)	(264)	(217)
Total CVS Health shareholders’ equity	36,990	37,958
Noncontrolling interest	5	5
Total shareholders' equity	36,995	37,963
Total liabilities and shareholders’ equity	$73,930	$74,252

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2015	2014
Cash flows from operating activities:
Cash receipts from customers	$34,570	$30,505
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(28,276)	(23,966)
Cash paid to other suppliers and employees	(4,162)	(4,196)
Interest received	3	3
Interest paid	(87)	(104)
Income taxes paid	(64)	(70)
Net cash provided by operating activities	1,984	2,172

Cash flows from investing activities:
Purchases of property and equipment	(419)	(388)
Proceeds from sale-leaseback transactions	25	5
Proceeds from sale of property and equipment and other assets	8	5
Acquisitions (net of cash acquired) and other investments	(61)	(2,194)
Purchase of available-for-sale investments	(113)	(43)
Sale or maturity of available-for-sale investments	16	55
Net cash used in investing activities	(544)	(2,560)

Cash flows from financing activities:
Decrease in short-term debt	(185)	—
Dividends paid	(399)	(325)
Proceeds from exercise of stock options	126	154
Excess tax benefits from stock-based compensation	59	37
Repurchase of common stock	(2,007)	(801)
Net cash used in financing activities	(2,406)	(935)
Effect of exchange rates on cash and cash equivalents	3	—
Net decrease in cash and cash equivalents	(963)	(1,323)
Cash and cash equivalents at the beginning of the period	2,481	4,089
Cash and cash equivalents at the end of the period	$1,518	$2,766

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,221	$1,129
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	490	477
Stock-based compensation	44	35
Deferred income taxes and other non-cash items	(31)	16
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(481)	(139)
Inventories	(313)	(64)
Other current assets	269	70
Other assets	(52)	(39)
Accounts payable and claims and discounts payable	756	339
Accrued expenses	153	362
Other long-term liabilities	(72)	(14)
Net cash provided by operating activities	$1,984	$2,172

Adjusted Earnings Per Share
(Unaudited)

For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision and other, which is comprised of earnings allocated to participating securities, divided by the weighted average diluted shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended March 31,
In millions, except per share amounts	2015	2014
Income before income tax provision	$1,998	$1,866
Amortization	129	131
Adjusted income before income tax provision	2,127	1,997
Adjusted income tax provision and other(1)	833	789
Adjusted net income	$1,294	$1,208

Weighted average diluted shares outstanding	1,136	1,190
Adjusted earnings per share	$1.14	$1.02

(1)
The adjusted income tax provision is computed using the effective income tax rate computed from the condensed consolidated statement of income. “Other” includes earnings allocated to participating securities of $5 million for the three months ended March 31, 2015.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Three Months Ended March 31,
In millions	2015	2014

Net cash provided by operating activities	$1,984	$2,172
Subtract: Additions to property and equipment	(419)	(388)
Add: Proceeds from sale-leaseback transactions	25	5
Free cash flow	$1,590	$1,789

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
March 31, 2015:
Net revenues	$23,879	$16,951	$—	$(4,498)	$36,332
Gross profit	1,026	5,295	—	(157)	6,164
Operating profit (loss)	734	1,727	(189)	(140)	2,132
March 31, 2014:
Net revenues	20,195	16,480	—	(3,986)	32,689
Gross profit	934	5,184	—	(176)	5,942
Operating profit (loss)	640	1,750	(190)	(176)	2,024

(1)         Net revenues of the Pharmacy Services Segment includes approximately $2.5 billion and $2.2 billion of retail co-payments for the three months ended March 31, 2015 and 2014, respectively.

(2)
Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services Segment customers use Retail Pharmacy Segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a stand-alone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services Segment customers, through the Company’s intersegment activities (such as the Maintenance Choice® program), elect to pick-up their maintenance prescriptions at Retail Pharmacy Segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. The following amounts are eliminated in consolidation in connection with the intersegment activity described in item (ii) above: net revenues of $1.2 billion and $1.1 billion for the three months ended March 31, 2015 and 2014, respectively; gross profit of $157 million and $176 million for the three months ended March 31, 2015 and 2014, respectively; and operating profit of $140 million and $176 million for the three months ended March 31, 2015 and 2014, respectively.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2015	2014

Net revenues	$23,879	$20,195
Gross profit	1,026	934
Gross profit % of net revenues	4.3%	4.6%
Operating expenses	292	294
Operating expense % of net revenues	1.2%	1.5%
Operating profit	734	640
Operating profit % of net revenues	3.1%	3.2%
Net revenues(1):
Mail choice(2)	$8,750	$6,834
Pharmacy network(3)	15,059	13,302
Other	70	59
Pharmacy claims processed(1):
Total	251.1	227.8
Mail choice(2)	20.3	19.8
Pharmacy network(3)	230.8	208.0
Generic dispensing rate(1):
Total	83.5%	82.0%
Mail choice(2)	76.1%	73.9%
Pharmacy network(3)	84.1%	82.8%
Mail choice penetration rate	19.8%	21.2%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)	Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.

(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

Supplemental Information
(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	Three Months Ended March 31,
In millions	2015	2014

Net revenues	$16,951	$16,480
Gross profit	5,295	5,184
Gross profit % of net revenues	31.2%	31.5%
Operating expenses	3,568	3,434
Operating expense % of net revenues	21.0%	20.8%
Operating profit	1,727	1,750
Operating profit % of net revenues	10.2%	10.6%
Retail prescriptions filled (90 Day = 3 Rx) (1)	241.3	227.1
Net revenue increase:
Total	2.9%	2.7%
Pharmacy	5.3%	5.1%
Front store	(3.6)%	(2.4)%
Total prescription volume (90 Day = 3 Rx) (1)	6.3%	2.7%
Same store increase (decrease)(2):
Total sales	1.2%	1.4%
Pharmacy sales	4.2%	3.8%
Front store sales(3)	(6.1)%	(3.8)%
Prescription volume (90 Day = 3 Rx) (1)	5.1%	2.1%
Generic dispensing rate	84.4%	82.9%
Pharmacy % of total revenues	71.7%	70.5%
Third party % of pharmacy revenue	98.5%	98.3%

(1)
Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(2)	Same store sales exclude revenues from MinuteClinic and stores in Brazil.

(3)
On a comparable basis, front store same store sales would have been approximately 800 basis points higher for the three months ended March 31, 2015 if tobacco and the estimated associated basket sales were excluded from the three months ended March 31, 2014.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2015

Income before income tax provision	$8,942	$9,136
Amortization	520	520
Adjusted income before income tax provision	9,462	9,656
Adjusted income tax provision and other(1)	3,751	3,818
Adjusted income from continuing operations	$5,711	$5,838

Weighted average diluted shares outstanding	1,124	1,124
Adjusted earnings per share from continuing operations	$5.08	$5.19

In millions, except per share amounts	Three Months Ending June 30, 2015

Income before income tax provision	$2,069	$2,126
Amortization	130	130
Adjusted income before income tax provision	2,199	2,256
Adjusted income tax provision and other(1)	874	898
Adjusted income from continuing operations	$1,325	$1,358

Weighted average diluted shares outstanding	1,133	1,133
Adjusted earnings per share from continuing operations	$1.17	$1.20

(1) Other includes earnings allocated to participating securities.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2015

Net cash provided by operating activities	$7,550	$7,949
Subtract: Additions to property and equipment	(2,300)	(2,200)
Add: Proceeds from sale-leaseback transactions	600	500
Free cash flow	$5,850	$6,249